EXHIBIT 10(h)


                         WOLVERINE WORLD WIDE, INC.

                    MANAGEMENT SHORT-TERM INCENTIVE PLAN

                                  FOR 1994


                                 ARTICLE I

                         ESTABLISHMENT OF THE PLAN

1.1 The Wolverine World Wide, Inc. Management Short-Term Incentive Plan, as described herein, is established by Wolverine World Wide, Inc. (Company) for the fiscal year of 1994, and may be continued, intact or as amended, from year to year, at the Company's option.

1.2  The Objectives of the Plan are to:

     (a) Motivate participants to improve the Company's profitability and growth by the attainment of carefully planned earnings, sales, and other contributory goals.

     (b) Promote initiative and cooperation with awards based on division and corporate earnings.

     (c) Encourage outstanding individuals to enter and continue in the employ of the Company.


                                 ARTICLE II

                               PARTICIPATION

2.1 Participants shall be certain key division and corporate employees designated from time to time by the Chief Executive Officer of the Company and approved by the Compensation Committee of the Board.

2.2 Employees enrolled during the first two periods of the fiscal year are eligible for all the applicable award for that year. Employees enrolled during the third through the sixth period are eligible for one-half of any applicable award. Employees enrolled thereafter shall not be eligible for any award for that fiscal year.


                                ARTICLE III

                             PERFORMANCE GOALS

3.1  The units of measure in the Plan are described below:


     (a) Unit Goals (operating divisions or profit centers) are measured by the attainment of predetermined (1) Profit Before Tax (80-100% weighting), (2) Annual Sales (0-20% weighting).

     (b)  Corporate goals are measured by the attainment of predetermined
          (1) Corporate-wide Profit Before Tax, Bonus, and 401(k) Plan (PBTB4), (80% weighting) and (2) Corporate-wide Sales, (20% weighting) objectives.

3.2 This plan recognizes three Levels of Goal Attainment for profit and sales attainment:

     (a)  Target attainment which qualifies for 100% of eligible bonus.

     (b)  Threshold attainment which qualifies for 50% of eligible bonus.

     (c)  Maximum attainment which qualifies for 150% of eligible bonus.

     Target, Threshold, and Maximum goals as well as unit and corporate weightings are approved by the Compensation Committee. These goals are attached according to your unit(s)/corporate assignment.

3.3 Attainment levels falling between goals (i.e. Threshold Target and Maximum goals) will cause the award level to be adjusted by the use of straight-line interpolation between the appropriate levels.

3.4 Each individual eligible for this Plan has been assigned a target bonus percentage. These targets are determined based on responsibility levels and approved by the Compensation Committee.

3.5 A participant's actual bonus for 1994 is determined by the participant's division head and approved by the Chief Executive Officer. To assist in this determination, the division head will first apply the target bonus to the level of goal attainment for the unit(s) and/or corporate to which the participant has been assigned for purposes of this Plan. Once this dollar amount has been determined, the division head will recommend the actual bonus to be paid which can vary plus or minus 25% from this calculated amount. This variation is based on the division head's evaluation of the participant's performance during 1994 in comparison to the participant's responsibilities and in comparison to the other participants' performance in that division/unit.

3.6 Each Plan participant has been assigned to one or more units and/or corporate. This assignment is expressed as a percentage (0-100%) and is based on the participant's position and responsibility in the Company. Thus, a participant's final bonus calculation will take into account the sum of each assigned unit/corporate achievement multiplied by his/her assigned percentage in that unit(s) and/or corporate.

3.7 The formula therefore for calculating an individual's bonus is as follows: Bonus equals base salary paid in 1994 multiplied by the eligible Target Bonus multiplied by the Level of Goal Attainment
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     against target goals by the unit(s)/corporate area to which a participant is assigned.

     Bonus = Salary X Eligible Target % X Weighted Level of Goal
     Attainment.

3.8 Plan Participants will have this Plan explained to them. Information will be provided quarterly showing estimated progress toward the established goals.


                                 ARTICLE IV

                             GENERAL PROVISIONS

4.1  Payout of Awards.

     Bonuses earned under the Plan will be paid as soon as is practicable after the completion of the audit of the Company's books for the fiscal year and approval of the awards by the Compensation Committee of the Board of Directors.

4.2  Eligibility for Payment.

     Only those employees actively at work on the last day of the fiscal year shall be eligible for any bonus earned that year. In addition, the Compensation Committee of the Board may, at its discretion, interpret or modify this Plan and make other awards if a termination is due to disability, retirement or death prior to the end of the year.

4.3  Employment Rights.

     The Plan shall not be construed to give and does not give any employee the right to be continued in the employ of the Company.


                                 ARTICLE V

                          SUPPLEMENTAL PROVISIONS

5.1  Maximum Bonus.

     There will be no limitation on the total maximum bonuses as long as the payment of bonuses and dividends is not greater than corporate PBTB4. If, however, corporate earnings were below the Threshold goal, then bonuses in those units attaining Target goal or greater would not be reduced below Target Bonus nor would bonuses in units earning between Threshold and Target goals be reduced below Threshold Bonuses.




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5.2  Compensation Committee Discretion.

     Notwithstanding the above, the Compensation Committee of the Board reserves the right to reduce the formula bonus of any participant deemed not to have performed satisfactorily in his or her position/assignment during the year.

     Likewise the Compensation Committee may increase a formula bonus if there is adequate reason to do so.












































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